EXHIBIT 99.1

WESTWARD DOUGH REACHES AGREEMENT TO PURCHASE ADDITIONAL KRISPY
KREME FRANCHISE

Glazed Investments Files Chapter 11 to Facilitate Purchase Agreement

Winston-Salem, N.C. and Las Vegas, Nevada (February 3, 2006) — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) and Westward Dough, the Krispy Kreme area developer for Nevada, Utah, Idaho, Wyoming and Montana, announced today that Westward Dough has reached an agreement to purchase certain of the assets of Glazed Investments, LLC. Glazed Investments is the Krispy Kreme area developer for Colorado, Minnesota and Wisconsin. The agreement calls for Westward Dough to purchase twelve Krispy Kreme stores, as well as the franchise development rights for Colorado, Minnesota and Wisconsin, for approximately $10 million.

As a condition of the purchase agreement, and at the request of Westward Dough, Glazed Investments has agreed to conduct the sale under Chapter 11 Section 363 of the
US Bankruptcy Code. The Chapter 11 filing made today by Glazed Investments will facilitate the sale by permitting the assets to be sold free and clear of all liens, claims and encumbrances. Other qualifying bidders will have an opportunity to submit bids for Glazed Investments through a court-supervised competitive bidding process.

Krispy Kreme currently has a 97% ownership interest in Glazed Investments. Upon completion of Westward Dough’s acquisition of Glazed Investments, Krispy Kreme will no longer retain an ownership position.

“We are very excited to have reached an agreement to purchase the Krispy Kreme franchise in Colorado, Minnesota and Wisconsin,” said Lincoln Spoor, Principal of Westward Dough. “We are pleased with the opportunity to combine Glazed Investment’s strengths and best practices with our own, to create a truly great company. The Krispy Kreme brand deserves nothing less.”

“Completing this transaction represents another step forward in Krispy Kreme’s restructuring,” said Steve Panagos, President and Chief Operating Officer of Krispy Kreme. “Lincoln Spoor and his team at Westward Dough have a proven track record of successfully operating Krispy Kreme locations, and we are very pleased that they have decided to further expand their relationship with the Company.”

Westward Dough currently operates 15 Krispy Kreme stores located in Nevada, Utah, Idaho, Wyoming and Montana.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original Glazed. There are currently approximately 320 Krispy Kreme stores and 80 satellites operating systemwide in 43 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Ex change Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Krispy Kreme Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154

Westward Dough Contact:
Shannon Hiller
Vanguard Media Group
Office: (702) 836-3000 Ext. 104
Cell: (702) 217-0901
shiller@vanmedia.com